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                             QUESTIONS AND ANSWERS

LOCKHEED MARTIN CORPORATION EXCHANGE OFFER FOR COMMON STOCK OF MARTIN MARIETTA
                                MATERIALS, INC.

Q1.  What is the split-off and what is the Exchange Offer?

A1. The split-off is a tax-free exchange which allows stockholders to tender some, all or none of their shares of Lockheed Martin Common Stock in return for shares of Materials Common Stock. The number of shares of Materials Common Stock that Lockheed Martin will distribute for each share of Lockheed Martin Common Stock accepted is specified by the exchange ratio described in the Offering Circular-Prospectus.
     This exchange ratio is     shares of Materials Common Stock for each
     share of Lockheed Martin Common Stock tendered and accepted for exchange.

     The Exchange Offer is the formal offer to Lockheed Martin stockholders to participate in the split-off.

Q2.  How do I accept the Exchange Offer?

A2. Complete and sign the Letter of Transmittal designating the number of shares of Lockheed Martin Common Stock you wish to tender. Send it, together with your Lockheed Martin stock certificate(s) and any other required documents (as described in the Letter of Transmittal) to the Exchange Agent, First Chicago Trust Company of New York, at the address listed on the back cover of the Offering Circular-Prospectus. Do not send your certificates to Lockheed Martin, Materials, the Dealer Manager (Morgan Stanley), or the Information Agent (Morrow & Co., Inc.). If your shares are held in an account with your broker or bank, you must ask that institution to tender your shares for you.

Q3. How many shares of Materials Common Stock will I receive if I participate in the Exchange Offer?

A3.  Generally, you will receive      shares of Materials Common Stock for
     each share of Lockheed Martin Common Stock validly tendered and accepted for exchange. The number of your shares that will be accepted for exchange will depend on the total number of shares of Lockheed Martin Common Stock tendered by all Lockheed Martin stockholders. If or fewer shares of Lockheed Martin Common Stock are tendered for exchange and the Exchange Offer is consummated, all of your tendered shares of Lockheed Martin Common Stock will be accepted, and you will
     receive      shares of Materials Common Stock for each share of
     Lockheed Martin Common Stock tendered. If more than      shares of
     Lockheed Martin Common Stock are tendered for exchange, proration will occur and less than all Lockheed Martin shares tendered will be accepted for exchange unless you qualify under the special provision for odd-lot holders.

Q4.  What will happen if fewer than      shares of Lockheed Martin Common
     Stock are tendered, i.e., the Exchange Offer is under-subscribed?

A4.  If at least      shares of Lockheed Martin Common Stock (approximately
         percent of the shares of Lockheed Martin Common Stock outstanding) are tendered and the other conditions to the offer are satisfied, the Exchange Offer will proceed. That will result in a distribution of at least 66 2/3 percent of the shares of Materials Common Stock owned by Lockheed Martin in exchange for shares of Lockheed Martin Common Stock tendered. The remaining shares of Materials Common Stock held by Lockheed Martin will be distributed to Lockheed Martin stockholders of record as soon as practicable after the Exchange Offer through a spin-
     off on a pro rata basis. If fewer than      shares of Lockheed Martin
     Common Stock are tendered, Lockheed Martin is not obligated to proceed with the Exchange Offer.
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Q5.  What if more than      shares of Lockheed Martin Common Stock are
     tendered, i.e., the offer is oversubscribed?

A5.  If more than      shares of Lockheed Martin Common Stock are validly
     tendered and not withdrawn prior to the Expiration Date, Lockheed Martin will accept those shares on a pro rata basis (except for odd-lot tenders, which will not be subject to proration), based on the number of shares of Lockheed Martin Common Stock each stockholder has tendered in the offer (not based on the stockholder's aggregate ownership of Lockheed Martin). Generally, the formula to determine the
     proration factor       is divided by the total number of shares of
     Lockheed Martin Common Stock tendered for exchange. This fraction, multiplied by the number of shares you tendered, will determine the number of your shares of Lockheed Martin Common Stock which will be accepted for exchange. Any tendered shares of Lockheed Martin Common Stock not accepted for exchange will be returned to tendering stockholders.

Q6.  When does the Exchange Offer expire?

A6.  The Exchange Offer is scheduled to expire at 12:00, midnight, New York
     City time, on October   , unless extended.

     To participate, registered stockholders (i.e., recordholders) must deliver to the Exchange Agent (First Chicago Trust Company of New
     York) a completed Letter of Transmittal and all other required documents specified in the Letter of Transmittal--including the stockholder's stock certificate(s) or a Notice of Guaranteed
     Delivery--not later than midnight on October   . The documents must be
     received by First Chicago on that day--a postmark will not constitute a valid tender.

     If you provide a Notice of Guaranteed Delivery instead of the stock certificate(s) at the time you submit your Letter of Transmittal, you must then physically deliver the stock certificate(s) not later than three New York Stock Exchange trading days after the expiration of the offer period.

     Your Lockheed Martin shares will not be accepted at Lockheed Martin or Materials corporate headquarters. If your shares are held in an account with a broker or bank, we strongly recommend that you submit your instructions to the broker or bank well in advance of the expiration date.

Q7. My shares of Lockheed Martin Common Stock are held by my broker. How do I proceed if I want to participate in the Exchange Offer?

A7. If your shares are held by your broker and are not certificated in your name (i.e., if your shares are in "street name"), you should receive instructions from your broker on how to participate in the Exchange Offer. In this situation, you do not need to complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly.

Q8. If I cannot find my Lockheed Martin share certificates, what should I do to participate in the exchange offer?

A8. You should contact the Exchange Agent (First Chicago Trust Company of New York) by calling (800) 519-3111 and inform the Exchange Agent of your situation. You will receive an affidavit to complete and you will be informed of the amount needed to pay for a surety bond for your lost shares (equal to 2 percent of the average market price on the date of notification). Upon receipt of the completed affidavit, the surety bond payment and the completed Letter of Transmittal, your shares will be included in the Exchange Offer. You will need to act quickly to ensure that the lost certificates can be replaced prior to expiration of the Exchange Offer.

Q9. How do employees who own Lockheed Martin Common Stock through a plan sponsored by Lockheed Martin (or a subsidiary) tender their shares?

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A9.  Special procedures apply to employee benefit plans sponsored by
     Lockheed Martin (or a subsidiary). The plan trustee is the stockholder of record for the plan and therefore the Exchange Offer is directed to the trustee who will complete the Letter of Transmittal and other transfer documents on behalf of the plan. Certain of those plans, however, do permit participants to direct the trustee as to the manner in which to respond to the Exchange Offer for shares attributable to participants' accounts. Participants in those plans will be advised by the trustee of the procedures to follow for providing instructions to the trustee. You will need to act quickly to ensure that the trustee receives your instructions in time to allow the trustee to tender on a timely basis. For shares not allocated to participant accounts and for all other plans, the trustee will determine the manner in which to respond to the Exchange Offer on behalf of the plan.

Q10. Can I exchange the shares I have in Lockheed Martin's Dividend
     Reinvestment and Stock Purchase Plan for Materials Common Stock?

A10. Yes. To tender Dividend Reinvestment and Stock Purchase Plan ("DRP") shares, please check the first box found in Section I.B of the Letter of Transmittal entitled "Dividend Investment and Stock Purchase Plan Shares," then indicate whether you wish to tender all DRP shares or only a certain number of whole shares in the applicable boxes. If you do not otherwise indicate, you will be deemed to have tendered all shares in your DRP account.

Q11. If I have not yet submitted my Martin Marietta Corporation or Lockheed
     Corporation stock certificates for exchange into Lockheed Martin Corporation stock certificates following the combination of Martin Marietta Corporation and Lockheed Corporation in March, 1995, may I still participate in the Exchange Offer?

A11. Yes. Simply follow all the instructions for tendering your shares in the Exchange Offer but submit your Martin Marietta Corporation or Lockheed Corporation stock certificates in place of the Lockheed Martin stock certificates. Remember, however, that each share of Lockheed Corporation common stock has been converted into the right to receive 1.63 shares of Lockheed Martin Common Stock, while each share of Martin Marietta Corporation common stock has been converted into the right to receive one share of Lockheed Martin Common Stock. If you cannot locate your stock certificates, contact the Exchange Agent (First Chicago Trust Company of New York) by calling (800) 519-3111 and inform the Exchange Agent of your situation.

Q12. Is there special treatment for odd-lot holders?

A12. Yes. If you own fewer than 100 shares of Lockheed Martin Common Stock and tender all such shares for exchange, you may request preferential treatment by completing Section I. C. of the Letter of Transmittal entitled "Odd Lot Shares." If the Exchange Offer is consummated, all of your shares will be accepted for exchange, and you will not be subject to proration. However, if you are an employee of Lockheed Martin who owns shares of Lockheed Martin Common Stock through a plan sponsored by Lockheed Martin (or a subsidiary), you are not eligible for this preferential treatment.


Q13. When will tendering stockholders know the outcome of the Exchange
     Offer?

A13. Preliminary results of the Exchange Offer, including any preliminary proration factor, will be announced by press release as promptly as practicable after the expiration of the Exchange Offer. Lockheed Martin stockholders may also contact Morrow & Co., Morgan Stanley or their broker to inquire about preliminary results approximately three
     (3) business days after expiration of the Exchange Offer. Announcement of any final proration factor should occur approximately seven business days after the expiration of the Exchange Offer.

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Q14. If I participate in the Exchange Offer, when will I receive my new
     Materials certificates?

A14. The Exchange Agent (First Chicago Trust Company of New York) will coordinate with the Materials' transfer agent (First Union National Bank of North Carolina) who will mail your new Materials certificates within approximately three weeks after the Expiration Date of the Exchange Offer.

Q15. What will happen to third-quarter dividends that I should receive on my shares of Lockheed Martin Common Stock?

A15. The Board of Directors of Lockheed Martin declared a third-quarter dividend for 1996 of 40 cents a share on outstanding shares of Lockheed Martin Common Stock. The dividend is payable on September 30, 1996, to stockholders of record at the close of business on September 3, 1996. You will receive third quarter dividends on September 30 as long as you were a Lockheed Martin stockholder of record at the close of business on September 3. It does not matter if you tender your shares prior to September 30.

Q16. Will the exchange of shares of Lockheed Martin Common Stock for shares of Materials Common Stock be taxable to Lockheed Martin stockholders? Do stockholders have to pay taxes on shares of Materials Common Stock received in the Exchange Offer?

A16. No. Although the IRS will not be asked to rule on the Transaction and will not be bound by Lockheed Martin's treatment of the Transaction, King & Spalding, special tax counsel to Lockheed Martin, has issued its opinion to Lockheed Martin stating that the exchange of shares of Lockheed Martin Common Stock for shares of Materials Common Stock will not be taxable to Lockheed Martin stockholders for United States federal income tax purposes. The receipt of cash for a fractional share of Materials Common Stock will be taxable as a capital gain or loss if your Lockheed Martin Common Stock was held as a capital asset.

Q17. What will be the tax basis of shares of Materials Common Stock I receive in exchange for my shares of Lockheed Martin Common Stock?

A17. If you tender all of your shares of Lockheed Martin Common Stock (and all are accepted for exchange by Lockheed Martin), the tax basis in shares of Materials Common Stock you receive in the exchange will equal your total tax basis in shares of Lockheed Martin Common Stock before the exchange.

     If you tender less than all of your shares of Lockheed Martin Common Stock, or less than all of your shares of Lockheed Martin Common Stock are accepted for exchange, the total tax basis in the shares of Lockheed Martin Common Stock and Materials Common Stock received in the exchange that you hold immediately after the exchange also should equal your total tax basis in shares of Lockheed Martin Common Stock before the exchange; however, the basis of the shares of Materials Common Stock you receive will not necessarily equal the basis of the shares of Lockheed Martin Common Stock that are accepted for exchange. The portion of your total tax basis allocated to the shares of Materials Common Stock you receive in the Exchange Offer will equal your old tax basis in the shares of Lockheed Martin Common Stock multiplied by a fraction. The fraction will be equal the aggregate fair market value of the shares of Materials Common Stock you receive in the Exchange Offer divided by the fair market value of the shares of Materials Common Stock plus the fair market value of the shares of Lockheed Martin Common Stock on the date of the exchange. Stated as a formula, the basis in your shares of Materials Common Stock received in the Exchange Offer may be determined as follows:

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     Basis in              Basis in         FMV of              FMV of
     Materials             Lockheed         Materials           Materials
     Common                Martin           Common              Common
     Stock                 Common           Stock               Stock
     received in           Stock prior      Received in         Received in
     the                   to the           the                 the
     Exchange              Exchange         Exchange            Exchange
     Offer             =   Offer       X    Offer          /    Offer Plus
                                                                FMV of
                                                                Lockheed
                                                                Martin
                                                                Common
                                                                Stock held
                                                                immediately
                                                                after the
                                                                Exchange
                                                                Offer

     If additional shares of Materials Common Stock are received in a spin-off, the same determination must be repeated using the basis in the shares of Lockheed Martin Common Stock as determined following the Exchange Offer pursuant to the approach described in A18 or A19 below.

Q18. What will be the tax basis in shares of Lockheed Martin Common Stock that are not exchanged pursuant to the Exchange Offer?

A18. If you tender less than all of your shares of Lockheed Martin Common
     Stock, or less than all of your shares of Lockheed Martin Common Stock are accepted for exchange, the tax total basis in your remaining shares of Lockheed Martin Common Stock will not equal the total tax basis in the shares of Lockheed Martin Common Stock before the exchange. The total tax basis in your unexchanged shares of Lockheed Martin Common Stock after the transaction will equal your total tax basis in shares of Lockheed Martin Common Stock before the exchange, less the basis allocated to shares of Materials Common Stock as determined under the calculation described in A17 above.

Q19. What will be the tax basis in shares of Lockheed Martin Common Stock which are not exchanged pursuant to the Exchange Offer if I have blocks of shares of Lockheed Martin Common Stock which have different per share tax bases?

A19. While the proper tax treatment is not clear, it may be reasonable to take the position that the tax basis of each block of shares of Lockheed Martin Common Stock may be reduced proportionately for the basis allocated to your shares of Materials Common Stock. Please consult with your tax advisor before applying this approach to your specific situation.

Q20. What will be the tax basis in shares of Materials Common Stock received with respect to blocks of shares of Lockheed Martin Common Stock which have different per share tax basis?

A20. While the proper treatment is not clear, it is possible that the relative basis disparities in the blocks of shares of Lockheed Martin Common Stock may be preserved in different blocks of shares of Materials Common Stock or it is possible that the tax basis in each of the shares of Materials Common Stock may be uniform. Please consult with your tax advisor.

Q21. Who should I contact for additional information about the Exchange
     Offer?

A21. You can obtain additional information by calling the Information
     Agent, Morrow & Co., Inc., at 1-800-566-9058, toll free.

THESE QUESTIONS AND ANSWERS CONTAIN SUMMARIES OF MORE DETAILED INFORMATION FOUND IN THE OFFERING CIRCULAR-PROSPECTUS AND THE LETTER OF TRANSMITTAL, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE OFFERING CIRCULAR-PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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